PRICING SUPPLEMENT NO. 489ZZ

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-137902

Dated September 25, 2008

Relative Performance Securities

Efficient Access to Long-Short Trading Strategy

Deutsche Bank AG, London Branch

Deutsche Bank AG $608,000 Relative Performance Securities Linked to the Performance of a Basket of Asian

Currencies Relative to the Performance of a Basket of Developed Market Currencies due on October 2, 2009

Investment Description

The Relative Performance Securities (the “Securities”) described herein are securities issued by Deutsche Bank AG with returns linked to the relative performance (the “Relative Performance”) of a basket (the “Long Basket”) of 5 Asian currencies (the “Long Basket Currencies”) relative to the performance of a basket (the “Short Basket”) of 3 developed market currencies (the “Short Basket Currencies”). The Securities provide a return of 150% (the “Participation Rate”) of any positive Relative Performance, with 100% exposure to any negative Relative Performance. Your Securities will be fully exposed to any negative Relative Performance, and you could lose some or all of your initial investment.

Features

❑	Potential for enhanced returns if the Long Basket Currencies outperform the Short Basket Currencies

❑	Access to a long-short currency-trading strategy with 1-for-1 downside exposure

❑	Potential to benefit in both rising and falling markets, provided that the Long Basket Currencies outperform the Short Basket Currencies

Key Dates

Trade Date	September 25, 2008
Settlement Date	September 30, 2008
Final Valuation Date[1]	September 28, 2009
Maturity Date[1]	October 2, 2009

[1]

Subject to postponement in the event of a market disruption event as described below under “Key Risks” and as described under “Description of Securities” in the accompanying product supplement. In the event the Final Valuation Date is postponed due to a market disruption event, the Maturity Date will be the third business day after the Final Valuation Date as postponed.

Security Offering

We are offering Relative Performance Securities Linked to the Performance of a Basket of Asian Currencies Relative to the Performance of a Basket of Developed Market Currencies. The Securities are not subject to a stated maximum gain and, accordingly, any return at maturity will be determined by the performance of the Long Basket Currencies relative to the performance of the Short Basket Currencies. The Securities are our senior unsecured obligations and are offered at a minimum investment of $1,000.

Long Basket Currencies	Long Basket Currency Performance Weightings	Short Basket Currencies	Short Basket Currency Performance Weightings	Participation Rate	Security CUSIP/ISIN
CNY, IDR ,MYR, PHP, TWD	CNY – 25.0% IDR – 25.0% MYR – 25.0% PHP – 12.5% TWD – 12.5%	EUR, GBP, CAD	EUR – 33.34% GBP – 33.33% CAD – 33.33%	150%	25154K 59 3 / US25154K5939

See “Additional Terms Specific to the Securities” in this pricing supplement. The Securities will have the terms specified in the prospectus dated October 10, 2006, the prospectus supplement dated November 13, 2006, product supplement ZZ dated December 19, 2007 and this pricing supplement. See “Key Risks” in this pricing supplement and “Risk Factors” in the accompanying product supplement ZZ for risks related to investing in the Securities.

Deutsche Bank AG has filed a registration statement (including the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 and product supplement ZZ dated December 19, 2007) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest in the Securities offered hereby, you should read these documents and any other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001159508. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. We will notify you in the event of any changes to the terms of the Securities, and you will be asked to accept such changes in connection with your purchase of the Securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying prospectus, the prospectus supplement or product supplement ZZ. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$10.00	$0.125	$9,875
Total	$608,000.00	$7,600.00	$600,400.00
(1)	For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information” on the last page of this pricing supplement.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Securities	$608,000.00	$23.89

UBS Financial Services Inc.	Deutsche Bank Securities

Additional Terms Specific to the Securities

You should read this pricing supplement, together with the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 relating to our Series A global notes of which the Securities are a part, and the more detailed information contained in product supplement ZZ dated December 19, 2007. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Product supplement ZZ dated December 19, 2007:

http://www.sec.gov/Archives/edgar/data/1159508/000119312507268321/d424b21.pdf

♦	Prospectus supplement dated November 13, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000119312506233129/d424b3.htm

♦	Prospectus dated October 10, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000095012306012432/u50845fv3asr.htm

References to “Deutsche Bank AG,” “we,” “our” and “us” refer to Deutsche Bank AG, including, as the context requires, acting through one of its branches. In this pricing supplement, “Securities” refers to the Relative Performance Securities Linked to the Performance of a Basket of Asian Currencies Relative to the Performance of a Basket of Developed Market Currencies that are offered hereby, unless the context otherwise requires.

This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement and “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

Investor Suitability

The Securities may be suitable for you if, among other considerations:

♦	You believe that the Relative Performance will be positive — meaning that you believe the Long Basket Currencies will outperform the Short Basket Currencies;

♦	You are willing to make an investment that is fully exposed to the potential negative Relative Performance and does not guarantee the return of any of your initial investment at maturity;

♦	You are willing to invest in the Securities based on the indicated Participation Rate;

♦	You do not seek current income from this investment;

♦	You are willing to accept the risk of fluctuations in currency prices;

♦	You are willing and able to hold the Securities to maturity; and

♦	You are willing to invest in securities for which there may be little or no secondary market.

The Securities may not be suitable for you if, among other considerations:

♦	You believe the Relative Performance will be zero or negative;

♦	You seek an investment that is not fully exposed to the potential negative Relative Performance and that guarantees the return of some or all of your initial investment amount at maturity;

♦	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings;

♦	You seek current income from this investment;

♦	You are not willing to be exposed to fluctuations in currency prices;

♦	You are unable or unwilling to hold the Securities to maturity; or

♦	You seek an investment for which there will be an active secondary market.

Final Terms

Issuer	Deutsche Bank AG, London Branch

Issue Size	$608,000

Issue Price	$10.00 per Security (subject to a minimum purchase of 100 Securities)

Term	1 year

Payment at Maturity (per $10 Security)

If the Relative Performance is positive, the Payment at Maturity will equal:

$10.00 + ($10.00 x Relative Performance x Participation Rate)

If the Relative Performance is zero, you will receive a cash payment of $10.00 per $10.00 Security face amount.

If the Relative Performance is negative, for every 1% (or fraction thereof) of negative Relative Performance, you will lose 1% (or fraction thereof) of your initial investment amount with a maximum potential loss of your entire initial investment, such that your Payment at Maturity will equal:

$10.00 + ($10.00 x Relative Performance).

In this case, you may lose all or a substantial portion of your initial investment.

Long Basket Currencies	Long Basket Currency	Currency Weighting
	Chinese renminbi (CNY)	25.0%
	Indonesian rupiah (IDR)	25.0%
	Malaysian ringgit (MYR)	25.0%
	Philippine peso (PHP)	12.5%
	Taiwanese dollar (TWD)	12.5%

Short Basket Currencies	Short Basket Currency	Currency Weighting
	Euro (EUR)	33.34%
	British pound (GBP)	33.33%
	Canadian dollar (CAD)	33.33%

Participation Rate	150%

Relative Performance	Long Basket Performance – Short Basket Performance

Long Basket Performance	The sum of the Weighted Currency Performances for the 5 Long Basket Currencies

Short Basket Performance	The sum of the Weighted Currency Performances for the 3 Long Basket Currencies

Weighted Currency Performance	For each Long Basket Currency and each Short Basket Currency: Currency Performance x Currency Weighting

Currency Performance

For the Long Basket Currencies:

Initial Spot Rate – Final Spot Rate

Initial Spot Rate

For the Euro and the British pound:

Final Spot Rate – Initial Spot Rate

Initial Spot Rate

For the Canadian dollar:

Initial Spot Rate – Final Spot Rate

Final Spot Rate

The Spot Rates for the Long Basket Currencies and the Canadian dollar are expressed as units of currency per U.S. dollar, while the Spot Rates for the Euro and the British pound are expressed as U.S. dollars per unit of currency.

Initial Spot Rate

The Initial Spot Rates for the Long Basket Currencies and the Short Basket Currencies (which represent the spot exchange rates determined by the Issuer on September 25, 2008 using available sources and not necessarily the sources referred to in the Spot Rate definitions set forth below) are as follows:

Long Basket Currencies:

USD/CNY: 6.8172

USD/IDR: 9,380

USD/MYR: 3.4297

USD/PHP: 46.407

USD/TWD: 32.008

Short Basket Currencies:

EUR/USD: 1.4613

GBP/USD: 1.8382

USD/CAD: 1.0337

Final Spot Rate	For each Long Basket Currency and each Short Basket Currency, the Spot Rate for such currency on the Final Valuation Date

Spot Rate

For each Long Basket Currency and each Short Basket Currency, the spot exchange rate for such currency relative to the U.S. dollar, as determined by the calculation agent by reference to the Spot Rate definitions set forth below under the section heading “Spot Rates/Market Disruption Events.”

The Spot Rates for the Long Basket Currencies and the Canadian dollar are expressed as units of currency per U.S. dollar, while the Spot Rates for the Euro and the British pound are expressed as U.S. dollars per unit of currency.

Final Valuation Date	September 28, 2009

Determining Payment at Maturity Per $10.00 Security

Long Basket Performance – Short
Basket Performance

You will receive an enhanced
return on your investment,
calculated as follows:

$10.00 + ($10.00 x Relative
Performance x Participation
Rate)

You will receive your initial
investment and no additional
return.

You will lose some or all of your initial investment. Your Payment at Maturity will equal:

$10.00 + ($10.00 x Relative Performance)

In this scenario, you will lose some or all of your initial investment amount. You will lose 1% (or a fraction thereof) of your initial investment amount for each 1% (or fraction thereof) that the Relative Performance is negative, up to a maximum loss of 100% of your initial investment.

What are the tax consequences of the Securities?

You should review carefully the section of the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences.” Although the tax consequences of an investment in the Securities are uncertain, we believe it is reasonable to treat the Securities as prepaid financial contracts for U.S. federal income tax purposes. Based on current law, under this treatment you should not be required to recognize taxable income prior to the maturity of your Securities, other than pursuant to a sale or exchange. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the Securities, the timing and/or character of income on the Securities might differ materially and adversely. We do not plan to request a ruling from the IRS, and no assurance can be given that the IRS or a court will agree with the tax treatment described in this pricing supplement and the accompanying product supplement. The remainder of this discussion assumes that treatment of the Securities as prepaid financial contracts is respected.

Because of the application of certain rules relating to foreign currency instruments under Section 988 of the Code, your gain or loss on the Securities should be treated as ordinary income or loss unless on or before the date on which you acquire your Securities you make a valid election to treat such gain or loss as capital gain or loss pursuant to the applicable Treasury regulations. Although the matter is uncertain, we believe it is reasonable to treat the election under Section 988 as available and that there should be no adverse consequences as a result of having made a protective election under Section 988. Assuming the election is available, if you make a valid election before the close of the day on which you acquire your Securities, your gain or loss on the Securities should be capital gain or loss and should be long-term capital gain or loss if at the time of sale, exchange or retirement you have held the Securities for more than one year. The deductibility of capital losses is subject to certain limitations.

To make this election, you must, in accordance with the detailed procedures set forth in the regulations under Section 988 of the Code, either (a) clearly identify the transaction on your books and records on the date you acquire your Securities as being subject to such an election and file the relevant statement verifying such election with your federal income tax return, or (b) otherwise obtain independent verification.

On December 7, 2007, the Department of the Treasury (“Treasury”) and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the Securities.

For a discussion of certain German tax considerations relating to the Securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

Neither we nor UBS Financial Services Inc. provides any advice on tax matters. Both U.S. and non-U.S. holders should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of investing in the Securities (including possible alternative treatments and the issues presented by the December 7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Scenario Analysis and Hypothetical Examples

The following scenario analysis and hypothetical examples assume a Participation Rate of 150%.

The following table and examples illustrate the hypothetical payment amount at maturity per $10.00 Security for a hypothetical range of Relative Performances and assume a Participation Rate of 150%. The following results are based solely on the hypothetical data cited.

Hypothetical Relative Performance	Payment at Maturity	Percentage Return
70.00	$20.50	105.0%
60.00	$19.00	90.0%
50.00	$17.50	75.0%
40.00	$16.00	60.0%
30.00	$14.50	45.0%
20.00	$13.00	30.0%
10.00	$11.50	15.0%
0.00	$10.00	0.0%
-10.00	$9.00	-10.0%
-20.00	$8.00	-20.0%
-30.00	$7.00	-30.0%
-40.00	$6.00	-40.0%
-50.00	$5.00	-50.0%
-60.00	$4.00	-60.0%
-70.00	$3.00	-70.0%
-80.00	$2.00	-80.0%
-90.00	$1.00	-90.0%
-100.00	$0.00	-100.0%

Hypothetical Examples:

The following examples show scenarios for the Payment at Maturity of the Securities assuming a Participation Rate of 150% and the hypothetical Long Basket Performances and Short Basket Performances set forth below. These hypothetical Long Basket Performances and Short Basket Performances have been chosen for the purpose of illustration only, and should not be taken as being indicative of the future performance of any currency during the term of the Securities. Numbers in the examples below have been rounded for ease of analysis.

Example 1 – The Long Basket Performance is 10%, and the Short Basket Performance is -5%, resulting in a Relative Performance of 15%. Under these circumstances, the Payment at Maturity per $10.00 Security would be $12.25, calculated as follows:

$10.00 + ($10.00 x 15% x 150%) = $10.00 + $2.25 = $12.25

Example 2 – The Long Basket Performance is -10%, and the Short Basket Performance is 10%, resulting in a Relative Performance of -20%. Under these circumstances, the Payment at Maturity per $10.00 Security would be $8.00, calculated as follows:

$10.00 + ($10.00 x -20%) = $10.00 + -$2.00 = $8.00

Example 3 – The Long Basket Performance is 5%, and the Short Basket Performance is 15%, resulting in a Relative Performance of -10%. Under these circumstances, the Payment at Maturity per $10.00 Security would be $9.00, calculated as follows:

$10.00 + ($10.00 x -10%) = $10.00 + -$1.00 = $9.00

Note that, in this example, the Payment at Maturity is less than the initial investment amount even though the Long Basket Performance is positive, because the Relative Performance is negative.

If the Relative Performance is negative, you will lose some or all of your initial investment in the Securities.

Historical Information

The following charts show the historical performance of the Long Basket and the Short Basket from January 1, 1999 to September 25, 2008, using, in each case, a level indexed to 0% on September 25, 2008, based upon Bloomberg end-of-day quotations for that day and not on the Spot Rates set forth below. The historical performances of the Long Basket and the Short Basket should not be taken as being indicative of future performance.

The following chart shows the historical differences between the levels of the Long Basket and the Short Basket from January 1, 1999 to September 25, 2008. These historical levels should not be taken as being indicative of future performance or of the Relative Performance.

The following charts show the historical individual exchange rates for each of the Long Basket Currencies and Short Basket Currencies against the U.S. dollar. In each case, the charts use exchange rates that are based on Bloomberg end-of-day quotations for the period-end dates set forth in the following tables and not on the Spot Rates set forth below. These historical data are shown for the period from January 1, 1999 through September 25, 2008. These historical data are for illustrative purposes only and are not indicative of the future Spot Rates (which will be determined as set forth below) or of the future performances of the Long Basket Currencies or Short Basket Currencies. We cannot give you any assurance that the Relative Performance will be greater than zero or that you will receive any return on your investment. Any historical upward or downward trend in the exchange rates set forth in the following charts during any period set forth below is not an indication that the Spot Rates or Relative Performance is more or less likely to increase or decrease at any time during the term of the Securities. If the Relative Performance is negative, you will lose some or all of your investment in the Securities.

The Spot Rates for the Long Basket Currencies and the Canadian dollar are expressed as units of currency per U.S. dollar, while the Spot Rates for the Euro and the British pound are expressed as U.S. dollars per unit of currency. Therefore, a decrease in the value of the Euro relative to the U.S. dollar is expressed as a decrease in the EUR/USD Spot Rate, a decrease in the value of the British pound relative to the U.S. dollar is expressed as a decrease in the GBP/USD Spot Rate, a decrease in the value of the Canadian dollar relative to the U.S. dollar is expressed as an increase in the USD/CAD Spot Rate and a decrease in the value of any of the Long Basket Currencies relative to the U.S. dollar is expressed as an increase in such currency’s Spot Rate.

The graphs following each currency’s exchange rate table set forth the historical exchange rate performance of each respective currency for the period from January 1, 1999 through September 25, 2008. The daily exchange rates published by Bloomberg Financial Markets may differ from the Spot Rates for the applicable currency. We will not use Bloomberg Financial Markets to determine the applicable Spot Rate for the Long Basket Currencies or Short Basket Currencies. See “Spot Rates” in this pricing supplement.

Long Basket Currencies

Chinese Renminbi

Historical High, Low and Period-End Exchange Rates

January 1, 1999 through September 25, 2008

(expressed as units of Chinese renminbi per 1 U.S. dollar)

Chinese renminbi	High	Low	Period End
1999	8.2805	8.2769	8.2795
2000	8.28	8.276	8.2774
2001	8.279	8.2754	8.2765
2002	8.2778	8.276	8.277
2003	8.2779	8.2762	8.2767
2004	8.2776	8.2763	8.2765
2005	8.2768	8.0701	8.0702
2006	8.0704	7.8033	7.8051
2007	7.8195	7.2971	7.2971
2008 (through September 25, 2008)	7.306	6.8061	6.8172

Past performance is not indicative of future performance.

Indonesian Rupiah

Historical High, Low and Period-End Exchange Rates

January 1, 1999 through September 25, 2008

(expressed as units of Indonesian rupiah per 1 U.S. dollar)

Indonesian rupiah	High	Low	Period End
1999	9600	6520	7100
2000	9675	6950	9675
2001	12200	8280	10400
2002	10550	8427	8950
2003	9160	8095	8420
2004	9595	8299	9270
2005	10875	9115	9830
2006	9846	8694	8994
2007	9580	8640	9400
2008 (through September 25, 2008)	9498	9045	9380

Past performance is not indicative of future performance.

Malaysian Ringgit

Historical High, Low and Period-End Exchange Rates

January 1, 1999 through September 25, 2008

(expressed as units of Malaysian ringgit per 1 U.S. dollar)

Malaysian ringgit	High	Low	Period End
1999	3.805	3.795	3.7995
2000	3.8005	3.7995	3.8
2001	3.8005	3.798	3.8005
2002	3.804	3.792	3.7995
2003	3.8003	3.7995	3.8
2004	3.8049	3.795	3.8
2005	3.805	3.7405	3.7795
2006	3.7797	3.5217	3.528
2007	3.53	3.3025	3.3067
2008 (through September 25, 2008)	3.4745	3.13	3.4297

Past performance is not indicative of future performance.

Philippine Peso

Historical High, Low and Period-End Exchange Rates

January 1, 1999 through September 25, 2008

(expressed as units of Philippine peso per 1 U.S. dollar)

Philippine peso	High	Low	Period End
1999	41.2	37.5	40.245
2000	51.95	39.725	50
2001	55.8	46.5	51.6
2002	53.925	49.25	53.6
2003	55.855	51.9	55.54
2004	56.5	55.05	56.23
2005	56.448	52.955	53.085
2006	53.65	48.985	49.01
2007	49.19	40.995	41.23
2008 (through September 25, 2008)	47.318	40.25	46.407

Past performance is not indicative of future performance.

Taiwanese Dollar

Historical High, Low and Period-End Exchange Rates

January 1, 1999 through September 25, 2008

(expressed as Taiwanese dollars per 1 U.S. dollar)

Taiwanese dollar	High	Low	Period End
1999	33.25	31.35	31.395
2000	33.197	30.22	33.082
2001	35.174	32.227	34.95
2002	35.248	32.768	34.635
2003	35.025	33.635	33.96
2004	34.241	31.687	31.74
2005	33.804	30.673	32.825
2006	33.319	31.327	32.59
2007	33.455	32.211	32.428
2008 (through September 25, 2008)	32.508	29.955	32.008

Past performance is not indicative of future performance.

Short Basket Currencies

Euro

Historical High, Low and Period-End Exchange Rates

January 1, 1999 through September 25, 2008

(expressed as U.S. dollars per 1 Euro)

Euro	High	Low	Period End
1999	1.1899	0.999	1.0062
2000	1.0414	0.823	0.9427
2001	0.9594	0.8352	0.8895
2002	1.0505	0.8565	1.0492
2003	1.2647	1.0336	1.2595
2004	1.3666	1.1761	1.3554
2005	1.3582	1.164	1.1849
2006	1.3368	1.1802	1.3197
2007	1.4967	1.2868	1.4589
2008 (through September 25, 2008)	1.6038	1.3882	1.4613

Past performance is not indicative of future performance.

British Pound

Historical High, Low and Period-End Exchange Rates

January 1, 1999 through September 25, 2008

(expressed as U.S. dollars per 1 British pound)

British pound	High	Low	Period End
1999	1.6746	1.5477	1.6182
2000	1.6577	1.3954	1.493
2001	1.51	1.3682	1.4546
2002	1.6133	1.4044	1.61
2003	1.7943	1.5463	1.7858
2004	1.955	1.7481	1.9181
2005	1.9325	1.7049	1.723
2006	1.9848	1.7188	1.9588
2007	2.1161	1.9185	1.985
2008 (through September 25, 2008)	2.0398	1.7447	1.8382

Past performance is not indicative of future performance.

Canadian Dollar

Historical High, Low and Period-End Exchange Rates

January 1, 1999 through September 25, 2008

(expressed as Canadian dollars per 1 U.S. dollar)

Canadian dollar	High	Low	Period End
1999	1.5382	1.4426	1.4461
2000	1.5627	1.432	1.4991
2001	1.6052	1.4901	1.593
2002	1.6193	1.5035	1.5718
2003	1.5776	1.284	1.297
2004	1.4002	1.1718	1.2019
2005	1.2734	1.1428	1.162
2006	1.1797	1.093	1.1657
2007	1.1877	0.9058	0.9984
2008 (through September 25, 2008)	1.0821	0.9712	1.0337

Past performance is not indicative of future performance.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to an investment in the Securities offered hereby are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying product supplement ZZ. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities offered hereby.

♦

Full market risk—You may lose some or all of your initial investment. The Securities do not guarantee any return of your initial investment and are fully exposed to any negative Relative Performance. For every 1% (or fraction thereof) of negative Relative Performance, you will lose 1% (or fraction thereof) of your initial investment at maturity, up to a maximum loss of 100% of your initial investment.

♦

Return based on relative performance rather than absolute performance—The Payment at Maturity is dependent upon the Relative Performance, which is equal to the difference between the Long Basket Performance and the Short Basket Performance. Therefore, it is possible that you will lose some or all of your initial investment in the Securities even if the Long Basket Currencies appreciate. In order for you to receive a Payment at Maturity in excess of your initial investment amount, the Long Basket Performance will have to exceed the Short Basket Performance.

♦

The Long Basket Currencies are subject to emerging markets’ political and economic risks—The Long Basket is composed of currencies from emerging market countries, which are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. In recent years, emerging markets have undergone significant political, economic and social change. Such far-reaching political changes have resulted in constitutional and social tensions, and, in some cases, instability and reaction against market reforms have occurred. With respect to any emerging or developing nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging or developing-market nation. Political or economic instability is likely to have an adverse effect on the performance of the Long Basket Currencies, and, consequently, the return on the Securities.

♦

Investing in the Securities is not equivalent to investing directly in the Long Basket Currencies or taking short positions in the Short Basket Currencies—Investing in the Securities is not the same as investing in the Long Basket Currencies or taking short positions in the Short Basket Currencies. In addition, the Long Basket Performance and the Short Basket Performance are based on the Currency Performances for the respective currencies, which are in turn based upon the formulas set forth above. For example, the formulas used in calculating the Currency Performances for the Long Basket Currencies differ from the formulas used in calculating the Currency Performances for the Short Basket Currencies. The Currency Performances are dependent solely on such stated formulas and not on any other formulas that could be used for calculating currency performances.

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The Currency Performance of one or more currencies may be offset by the Currency Performance of other currencies—The Securities are linked to the Relative Performance, which is equal to the difference between the Long Basket Performance and the Short Basket Performance. The Long Basket Performance is based upon five individual Currency Performances, while the Short Basket Performance is based upon three individual Currency Performances. Therefore, positive Currency Performances of one or more currencies may be offset, in whole or in part, by negative Currency Performances of one or more other currencies of equal or greater magnitude, which may result in a negative Relative Basket Performance. The Long Basket Performance and Short Basket Performance are each dependent on the Currency Performances of their respective currencies, which are in turn based upon the formulas set forth above.

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Credit of issuer—An investment in the Securities is subject to the credit risk of Deutsche Bank AG, and the actual and perceived creditworthiness of Deutsche Bank AG may affect the market value of the Securities.

♦	No periodic coupon payments—As a holder of the Securities, you will not receive any periodic coupon payments.

♦	Limited liquidity—The Securities offered hereby will not be listed, and there may not be an active secondary trading market for the Securities.

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Price prior to maturity—The market price for the Securities will be influenced by many unpredictable and interrelated factors, including the values of the Long Basket Currencies and the Short Basket Currencies; the expected volatility in the Long Basket Currencies and the Short Basket Currencies; the time remaining to maturity of the Securities; interest and yield rates in the market generally and in the markets of the Long Basket Currencies and Short Basket Currencies; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of Deutsche Bank AG.

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Currency market volatility—The Relative Performance, and, consequently, the Payment at Maturity of the Securities, is dependent on the currency markets. Such markets may be volatile, and significant changes, including changes in liquidity and price, can occur in such markets within very short periods of time.

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Suspension or disruptions of market-trading in the Long Basket Currencies or the Short Basket Currencies may adversely affect the value of the Securities—Currency markets are subject to temporary distortions and disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets and the participation of speculators. These circumstances could affect the exchange rates of the Long Basket Currencies or Short Basket Currencies and, therefore, the value of the Securities.

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Legal and regulatory risks—Currency markets are subject to legal and regulatory risks that may adversely affect the Relative Performance. It is not possible to predict the effect of any future legal or regulatory action relating to the Long Basket Currencies or the Short Basket Currencies, but any such action could cause unexpected volatility and instability.

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If the liquidity of a currency is limited, the value of the Securities may be impaired—Currencies and derivatives contracts on currencies may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on the Final Valuation Date would likely have an effect on the Final Spot Rate for a particular currency, and, therefore, on the return on your Securities. Limited liquidity relating to a particular currency may also result in Deutsche Bank AG, London Branch, as calculation agent, being unable to determine the Relative Performance using its normal means. The resulting discretion by the calculation agent in determining the Relative Performance could, in turn, result in potential conflicts of interest.

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Impact of fees on secondary market prices—Generally, the price of the Securities in the secondary market is likely to be lower than $10.00 per Security on the Settlement Date, because the Issue Price includes, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Securities.

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Market disruption events may adversely affect return—The calculation agent may, in its sole discretion, determine that an event has occurred that prevents it from valuing any of the Long Basket Currencies or Short Basket Currencies or the Payment at Maturity in the manner initially provided for herein. These events may include disruptions or suspensions of trading in the markets as a whole or general inconvertibility or non-transferability of one or more currencies. If the calculation agent, in its sole discretion, determines that any of these events prevents us or our affiliates from properly hedging our obligations under the Securities or prevents the calculation agent from determining such value or amount in the ordinary manner, the calculation agent will determine such value or amount in a commercially reasonable manner and in accordance with general market practice, and it is possible that the Final Valuation Date and Maturity Date may be postponed, which may adversely affect the return on your Securities. For example, if the source for an exchange rate is not available on the Final Valuation Date, the calculation agent will determine the exchange rate for such date, and such determination may adversely affect the return on your Securities.

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Potential Deutsche Bank AG impact on price—Trading or transactions by Deutsche Bank AG or its affiliates in the Long Basket Currencies or the Short Basket Currencies, or in financial instruments related to such currencies, may have a material effect on currency prices and, consequently, may have a negative impact on the value of the Securities.

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Potential conflict of interest—Deutsche Bank AG and its affiliates may trade in the Long Basket Currencies or the Short Basket Currencies, or in financial instruments related to such currencies,. Deutsche Bank AG and these affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments linked to such currencies, which may present a conflict between the obligations of Deutsche Bank AG and you, as a holder of the Securities. Any of these trading or other activities could potentially affect the Relative Performance and, accordingly, could affect the value of the Securities and the amount, if any, payable to you at maturity.

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Potentially inconsistent research, opinions or recommendations by Deutsche Bank AG and UBS AG—Deutsche Bank AG, UBS AG or any of their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities. Any such research, opinions or recommendations would potentially affect the Relative Performance and, accordingly, could affect the value of the Securities and the amount, if any, payable to you at maturity.

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The U.S. federal income tax consequences of an investment in the Securities are unclear—There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the Securities are uncertain, and no assurance can be given that the IRS or a court will agree with the treatment of the securities as prepaid financial contracts. If the IRS were successful in asserting an alternative treatment for the Securities, the timing and/or character of income thereon might differ materially and adversely from the description herein. As described above, on December 7, 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. Both U.S. and non-U.S. holders should review carefully the section of the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences,” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the December 7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Spot Rates/Market Disruption Events

Spot Rates—Long Basket Currencies

The Spot Rate for the Chinese renminbi on each date of calculation other than the Trade Date will be the Chinese renminbi/U.S. dollar official fixing rate, expressed as the amount of Chinese renminbi per one U.S. dollar, for settlement in two business days, reported by the People’s Bank of China, Beijing, People’s Republic of China, which appears on the Reuters Screen “SAEC” Page opposite the symbol “USDCNY=“ at approximately 9:15 a.m., Beijing time, on such date of calculation.

The Spot Rate for the Indonesian rupiah on each date of calculation other than the Trade Date will be the Indonesian rupiah/U.S. dollar spot rate at 11:00 a.m. Singapore time, expressed as the amount of Indonesian rupiah per one U.S. dollar, for settlement in two business days, reported by the Association of Banks in Singapore which, appears on the Reuters Page “ABSIRFIX01” to the right of the caption “Spot” under the column “IDR” at approximately 11:30 a.m., Singapore time, on such date of calculation.

The Spot Rate for the Malaysian ringgit on each date of calculation other than the Trade Date will be the Malaysian ringgit/U.S. dollar spot rate at approximately 11:00 a.m. Singapore time, expressed as the amount of Malaysian ringgit per one U.S. dollar, for settlement in two business days, reported by the Association of Banks in Singapore, which appears on the Reuters Page “ABSIRFIX01” to the right of the caption “Spot” under the column “MYR” at approximately 11:30 a.m., Singapore time, on such date of calculation.

The Spot Rate for the Philippine peso on each date of calculation other than the Trade Date will be the Philippine peso/ U.S. Dollar morning weighted average rate for such date of calculation, expressed as the amount of Philippine pesos per one U.S. Dollar, for settlement in one Business Day reported by the Philippine Dealing System PDEX, which appears on the Reuters Screen PDSPESO Page to the right of the caption “AM WT AVE” at approximately 11:30 a.m., Manila time, or as soon thereafter as practicable, on such date of calculation.

The Spot Rate for the Taiwanese dollar on each date of calculation other than the Trade Date will be the Taiwanese dollar/U.S. dollar spot rate, expressed as the amount of Taiwanese dollars per one U.S. dollar, for settlement in two business days, reported by the Taipei Forex Inc. which appears on the Reuters Page “TAIFX1” under the heading “Spot” as of 11:00 am Taipei time on the date of calculation, or if no rate appears as of 11:00 a.m., Taipei time, the rate that first appears in any of the next succeeding 15 minute intervals after such time, up to and including 12:00 noon, Taipei time, on such date of calculation.

If any of the foregoing Spot Rates is unavailable (or is published in error), the Spot Rate for such currency shall be selected by the calculation agent in a commercially reasonable manner and in accordance with general market practice.

Spot Rates—Short Basket Currencies

The Spot Rate for the Euro on each date of calculation other than the Trade Date will be the Euro/U.S. dollar spot exchange rate, expressed as the number of U.S. dollars that can be exchanged for one Euro for settlement in two business days, as reported by the Federal Reserve Bank of New York on Reuters page 1FED or any successor page at approximately 10:00 a.m. New York time on such date of calculation.

The Spot Rate for the British Pound on each date of calculation other than the Trade Date will be the British pound/U.S. dollar spot exchange rate, expressed as the number of U.S. dollars that can be exchanged for one British pound for settlement in two business days, as reported by the Federal Reserve Bank of New York on Reuters page 1FED or any successor page at approximately 10:00 a.m. New York time on such date of calculation.

The Spot Rate for the Canadian Dollar on each date of calculation other than the Trade Date will be the U.S. dollar/Canadian dollar spot exchange rate, expressed as the number of Canadian dollars that can be exchanged for one U.S. dollar for settlement in two business days, as reported by the Federal Reserve Bank of New York on Reuters page 1FED or any successor page at approximately 10:00 a.m. New York time on such date of calculation.

If any of the foregoing Spot Rates is unavailable (or is published in error), the Spot Rate for such currency shall be selected by the calculation agent in a commercially reasonable manner and in accordance with general market practice.

Market Disruption Events

The calculation agent may, in its sole discretion, determine that an event has occurred that prevents it from valuing any of the Long Basket Currencies or Short Basket Currencies or the Payment at Maturity in the manner initially provided for herein. These events may include disruptions or suspensions of trading in the markets as a whole or general inconvertibility or non-transferability of one or more currencies. If the calculation agent, in its sole discretion, determines that any of these events prevents us or our affiliates from properly hedging our obligations under the Securities or prevents the calculation agent from determining such value or amount in the ordinary manner, the calculation agent will determine such value or amount in a commercially reasonable manner and in accordance with general market practice, and it is possible that the Final Valuation Date and Maturity Date may be postponed, which may adversely affect the return on your Securities. For example, if the source for an exchange rate is not available on the Final Valuation Date, the calculation agent will determine the exchange rate for such date, and such determination may adversely affect the return on your Securities.

Supplemental Underwriting Information

UBS Financial Services Inc. and Deutsche Bank Securities Inc., acting as agents for Deutsche Bank AG, will receive discounts and commissions of, or allow as concessions to other dealers, $0.125 per $10.00 Security. See “Underwriting” in the accompanying product supplement.